SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                Commission File Number   0-24363

         (Check one)

         [X] Form 10-K and Form 10-KSB     ____ Form 11-K    ___ Form 20-F

         ___ Form 10-Q and Form 10-QSB      ____ Form N-SAR

         For period ended             December 31, 2002
                          ---------------------------------------------

         ___ Transition Report on Form 10-K and Form 10-KSB

         ___ Transition Report on Form 20-F

         ___ Transition Report on Form 11-K

         ___ Transition Report on Form 10-Q and Form 10-QSB

         ___ Transition Report on Form N-SAR

         For the transition period ended ___________________________

         Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I
                             REGISTRANT INFORMATION

      Full name of registrant   Interplay Entertainment Corp.
                              --------------------------------------------------

      Former name if applicable
                                ------------------------------------------------

      Address of principal executive office (Street and number) 16815 Von Karman
                                                                ----------------
      Avenue
      ------

      City, state and zip code   Irvine, California  92606
                               -------------------------------------------------


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


                                    PART II
                             RULE 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |   (a)      The reasons described in reasonable detail in Part III of this
     |            form could not be eliminated  without  unreasonable  effort or
     |            expense;
     |
     |   (b)      The subject  annual  report,  semi-annual  report,  transition
     |            report on Form 10-K,  10-KSB,  20-F,  11 -K or Form N-SAR,  or
[X]  |            portion  thereof will be filed on or before the 15th  calendar
     |            day  following  the   prescribed  due  date;  or  the  subject
     |            quarterly report or transition report on Form 10-Q, 10-QSB, or
     |            portion  thereof will be filed on of before the fifth calendar
     |            day following the prescribed due date; and
     |
     |   (c)      The  accountant's  statement or other exhibit required by Rule
     |            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

                  The Registrant's Form 10-K, for the year ended December 31, 2002, could not be filed within the prescribed time period because certain information and data relating to and necessary for the completion of the Registrant's financial statements and management's discussion and analysis of financial condition and results of operations could not be obtained by registrant within such time period without unreasonable effort or expense.


                                    PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       Phillip Adam                       (949)                  553-6655
--------------------------------------------------------------------------------
          (Name)                       (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[_] Yes [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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


                          Interplay Entertainment Corp.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   March 31, 2003      By    /s/ Phillip Adam
     ----------------          ----------------------------------------
                               Name:  Phillip Adam
                               Title:  President



                                    ATTENTION

     Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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